UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2024

MEI Pharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41827	51-0407811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 250
San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 369-7100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00000002 par value	MEIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 22, 2024, MEI Pharma, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has determined unanimously to begin an evaluation of the Company’s strategic alternatives, including potential transactions as well as an orderly wind-down of the Company, if necessary, in order to maximize the value of its assets. In connection with these activities, and in order to best preserve the Company’s existing cash, the Company will commence a reduction-in-force beginning as soon as practicable and continuing in stages as the Company’s operational and strategic direction evolves. The Company also intends to promptly discontinue the clinical development of voruciclib, while continuing to conduct certain non-clinical activities related to the Company’s drug candidate assets.

This workforce reduction will commence during the first quarter of the Company’s fiscal year ending June 30, 2025 (“fiscal 2025”) and continue through the year as appropriate in light of the evaluation of strategic alternatives. As a result of these actions, the Company expects to incur personnel-related restructuring charges of approximately $5.8 million in connection with one-time employee termination costs, including severance and other benefits, which are expected to be recognized in the first quarter of fiscal 2025. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction or retention efforts. These estimates of the costs that the Company expects to incur, and the timing thereof, are subject to a number of assumptions and actual results may differ.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the approval of the review of strategic alternatives and the planned reduction-in-force, as discussed in Item 2.05 above, David M. Urso, our President and Chief Executive Officer, and Richard G. Ghalie, M.D., our Chief Medical Officer, will be leaving the Company effective August 1, 2024. Mr. Urso will also leave the Board at that time. In the case of each of these departures, the Board has determined that Mr. Urso and Dr. Ghalie will be eligible to receive severance benefits commensurate with a termination without “Cause” or a termination for “Good Reason” under their respective employment agreements with the Company, as previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference to Exhibit 10.15 of the Company’s Annual Report on Form 10-K, filed with the SEC on June 29, 2023 and Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on February 13, 2024.

The Company expects to enter into a separation agreement with each of Mr. Urso and Dr. Ghalie, and also to enter into consulting agreements with each of them in order to engage their services as consultants to assist in the matters discussed in Item 2.05 above. The terms of such agreements will be disclosed by the Company when the agreements are entered into.

Appointment of Justin J. File as Acting Chief Executive Officer

The Board has appointed Justin J. File, age 53, currently the Company’s Chief Financial Officer and Secretary, to serve in the additional capacity of Acting Chief Executive Officer (“Acting CEO”), effective as of August 1, 2024. There are no arrangements or understandings between Mr. File and any other person pursuant to which he was selected as Acting CEO, and there are no family relationships between Mr. File and any of the Company’s directors or executive officers. Mr. File has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under item 404(a) of Regulation S-K.

In connection with his appointment as Acting CEO, the Board expects to enter into an amendment to Mr. File’s employment agreement, as previously filed with the SEC and incorporated herein by reference to Exhibit 10.17 of the Company’s Annual Report on Form 10-K, filed with the SEC on June 29, 2023, to increase his base salary to $550,000 and to increase his bonus opportunity, as a percentage of his base salary, from 40% to 50%.

The Company expects to enter into an addendum to Mr. File’s employment agreement to memorialize these and any other changes to which Mr. File and the Company may agree. The terms of this addendum will be disclosed by the Company when it is entered into.

In connection with these matters, Charles V. Baltic III, the current Chairperson of the Board, will also step down from the Board effective immediately. The Board has appointed Frederick W. Driscoll as Chairperson of the Company.

Item 7.01 Regulation FD Disclosure.

On July 22, 2024, the Company issued a press release announcing the matters discussed in Item 2.05 above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.6 and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release issued by MEI Pharma, Inc., dated July 22, 2024.
104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI Pharma, Inc.

Date:	July 22, 2024	By:	/s/ Justin J. File
Justin J. FIle Chief Financial Officer and Secretary